Exhibit 10.9

LONG-TERM INCENTIVE PLAN

LAVA THERAPEUTICS N.V.

INTRODUCTION

Article 1
1.1	This document sets out the Company's long-term incentive plan for employees, officers and other service providers who qualify as Eligible Participants.
1.2	The main purposes of this Plan are:
1.	to attract, retain and motivate Participants with the qualities, skills and experience needed to support and promote the growth and sustainable success of the Company and its business; and
2.	to incentivise Participants to perform at the highest level and to further the best interests of the Company, its business and its stakeholders.

DEFINITIONS AND INTERPRETATION

1
1In this Plan the following definitions shall apply:
Article	An article of this Plan.
Award	A grant under this Plan in the form of one or more Options, SARs, Shares of Restricted Stock, RSUs, Other Awards, or a combination of the foregoing.
Award Agreement

A written agreement between the Company and a Participant, substantially in the form of Annex A to this Plan, evidencing the grant of an Award to such Participant and containing such terms as the Committee may determine, consistent with and subject to the terms of this Plan.

Bad Leaver

A Participant who ceases to be an Eligible Participant for Cause, including a situation where the Participant resigns and the Committee determines that an event has occurred with respect to that Participant which constitutes Cause.

Board	The Company's board of directors.
Cause

With respect to a Participant, "cause" as defined in such Participant's employment, service or consulting agreement with the Company or a Subsidiary, or if not so defined (and unless determined otherwise in the applicable Award Agreement or by the Committee):

a.

such Participant's indictment for any crime which (i) constitutes a felony, (ii) has, or could reasonably be expected to have, an adverse impact on the performance of such Participant's services to the Company and/or any Subsidiary or (iii) has, or could reasonably be expected to have, an adverse impact on the business and/or reputation of the Company and/or any Subsidiary;

b.

such Participant having been the subject of any order, judicial or administrative, obtained or issued by any governmental or regulatory body for any securities laws violation involving fraud, market manipulation, insider trading and/or unlawful dissemination of non-public price-sensitive information;

c.

such Participant's wilful violation of the Company's code of business conduct and ethics, insider trading policy or other internal policies and regulations established by the Company and/or any Subsidiary, in each case to the extent applicable to the Participant concerned;

d.

gross negligence or wilful misconduct in the performance of such Participant's duties for the Company and/or any Subsidiary or wilful or repeated failure or refusal to perform such duties;

e.

material breach by such Participant of any employment, service, consulting or other agreement entered into between such Participant on the one hand and the Company and/or any Subsidiary on the other;

f.

conduct by such Participant which should be considered as an urgent cause within the meaning of Section 7:678 DCC, irrespective of whether that provision applies to such Participant's relationship with the Company and/or any Subsidiary; and

g.

such other acts or omissions to act by such Participant as reasonably determined by the Committee,

provided that the occurrence of an event described in

paragraphs c. through e. above shall only constitute Cause if and when such event has not been cured or remedied by the relevant Participant within thirty days after the Company has provided written notice to such Participant.

Change of Control

The occurrence of any one or more of the following events:

a.

the direct or indirect change in ownership or control of the Company effected through one transaction, or a series of related transactions within a twelve-month period, as a result of which any Person or group of Persons acting in concert, directly or indirectly acquires (i) beneficial ownership of more than half of the Company's issued share capital and/or (ii) the ability to cast more than half of the voting rights in the General Meeting;

b.

at any time during a period of twelve consecutive months, individuals who at the beginning of such period constituted the Board, cease to constitute a majority of members of the Board, provided that any new Director who was nominated for appointment by the Board by a vote of at least a majority of the Directors who either were Directors at the beginning of such twelve-month period or whose nomination for appointment was so approved, shall be considered as though such individual were a Director at the beginning of such twelve-month period;

c.

the consummation of a merger, demerger or business combination of the Company or any Subsidiary with another Person, unless such transaction results in the shares in the Company's capital outstanding immediately prior to the consummation of such transaction continuing to represent (either by remaining outstanding or by being converted into, or exchanged for, voting securities of the surviving or acquiring Person or a parent thereof) at least half of the voting rights in the General Meeting or in the shareholders' meeting of such surviving or acquiring Person or parent outstanding immediately after the consummation of such transaction;

d.

the consummation of any sale, lease, exchange or other transfer to any Person or group of Persons acting in concert, not being Subsidiaries, in one transaction or a series of related transactions within a twelve-month period, of all or substantially all of the business of the Company and its Subsidiaries; or

e.

subject to Article 10, such other event which the Committee determines to constitute a change of control in respect of the Company.

Committee

Any of the following bodies, as applicable:

a.

the Board, except to the extent the administration or operation of this Plan is delegated to the compensation committee of the Board; or

c.

the compensation committee, to the extent the administration or operation of this Plan is delegated to such committee.

Company	LAVA Therapeutics N.V.
Consultant	Any Person, other than a Director or Employee, who is an adviser or consultant engaged by the Company and/or a Subsidiary to render bona fide services to the Company and/or a Subsidiary.
DCC	The Dutch Civil Code.
Director	A member of the Board.
Eligible Participant	Any Director, Employee or Consultant.
Employee	Any Person, other than a Director, who is an employee or officer of the Company and/or a Subsidiary.
Exercise Date	The date on which an Award is duly exercised by or on behalf of the Participant concerned.
Exercise Price	The exercise price applicable to an Award.
FMV

The closing price of a Share on the relevant date (or, if there is no reported sale of Shares on such date, on the last preceding date on which any such reported sale occurred) on the principal stock exchange where Shares have been admitted for trading, unless determined otherwise by the Committee.

General Meeting	The Company's general meeting of shareholders.

Good Leaver	A Participant who ceases to be an Eligible Participant and who is not a Bad Leaver.
Grant Date	The date on which the Committee decides to grant an Award, or such later effective date applicable to such Award as may be determined by the Committee.
Option	The right to subscribe for, or otherwise acquire, one Plan Share.
Other Award

An Award which does not take the form of an Option, SAR, Share of Restricted Stock or RSU, and which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares or factors which may influence the value of Shares, including cash-settled financial instruments and financial instruments which are convertible into or exchangeable for Plan Shares.

Participant	The holder of an Award, including, as the context may require, the rightful heir(s) of a previous holder of such Award having acquired such Award as a result of the death of such previous holder.
Performance Criteria	The performance criteria applicable to an Award.
Person	A natural person, partnership, company, association, cooperative, mutual insurance society, foundation or any other entity or body which operates externally as an independent unit or organisation.
Plan	This long-term incentive plan.
Plan Share	A Share underlying an Award.
Replacement Award

An Award granted in assumption of, or in substitution or exchange for, long-term incentive awards previously granted by a Person acquired (or whose business is acquired) by the Company or a Subsidiary or with which the Company or a Subsidiary merges or forms a business combination, as reasonably determined by the Committee.

Restricted Stock	Plan Shares subject to such restrictions as the Committee may impose, including with respect to voting rights and the right to receive dividends or other distributions made by the Company.
RSU	The right to receive, in cash, in assets, in the form of Plan Shares valued at FMV, or a combination thereof, the FMV of one Share on the Exercise Date.
SAR	The right to receive, in cash, in assets, in the form of

Plan Shares valued at FMV, or a combination thereof, the excess of the FMV of one Share on the applicable Exercise Date over the applicable Exercise Price.
Section 409A IRC	Section 409A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated pursuant thereto (or any successor provision).
Section 457A IRC	Section 457A of the United States Internal Revenue Code of 1986, as amended, and the rules, regulations and guidance promulgated pursuant thereto (or any successor provision).
Share	A common share in the Company's capital or, as applicable, a depository receipt (certificaat) issued for a common share in the Company's capital.
Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.
2References to statutory provisions are to those provisions as they are in force from time to time.
3Terms that are defined in the singular have a corresponding meaning in the plural.
4Except as otherwise required by law, the terms "written" and "in writing" include the use of electronic means of communication.

ADMINISTRATION

Article 2
1This Plan shall be administered by the Committee. The Committee's powers and authorities under this Plan include the authority to perform the following matters, in each case consistent with and subject to the terms of this Plan:
1designating Persons to whom Awards are granted;
2deciding to grant Awards;
3determining the form(s) and type(s) of Awards being granted and setting the terms and conditions applicable to such Awards, including:
1the number of Plan Shares underlying Awards;
2the time(s) when Awards may be exercised or settled in whole or in part;
3whether, to which extent, and under which circumstances Awards may be exercised or settled in cash or assets (including other Awards), or a combination thereof, in lieu of Plan Shares and vice versa;
4whether, to which extent and under which circumstances Awards may be cancelled or suspended;

5whether, to which extent and under which circumstances a Participant may designate another Person owned or controlled by him as recipient or beneficiary of his or her Awards;
6whether and to which extent Awards are subject to Performance Criteria and/or restrictive covenants (including non-competition, non-solicitation, confidentiality and/or Share ownership requirements);
7the method(s) by which Awards may be exercised, settled or cancelled;
8whether, to which extent and under which circumstances, the exercise, settlement or cancellation of Awards may be deferred or suspended;
4amending or waiving the terms applicable to outstanding Awards (including Performance Criteria), subject to the restrictions imposed by Article 9 and provided that no such amendment shall take effect without the consent of the affected Participant(s), if such amendment would materially and adversely affect the rights of the Participant(s) under such Awards, except to the extent that any such amendment is made to cause this Plan or the Awards concerned to comply with applicable law, stock exchange rules, accounting principles or tax rules and regulations;
5making any determination under, and interpreting the terms of, this Plan, any rules or regulations issued pursuant to this Plan and any Award Agreement;
6correcting any defect, supplying any omission or reconciling any inconsistency in the Plan or any Award Agreement;
7settling any dispute between the Company and any Participant (including any beneficiary of his or her Awards) regarding the administration and operation of this Plan, any rules or regulations issued pursuant to this Plan, and any Award Agreement entered into with such Participant; and
8making any other determination or taking any other action which the Committee considers to be necessary, useful or desirable in connection with the administration or operation of this Plan.
2The Committee may issue further rules and regulations for the administration and operation of this Plan, consistent with and subject to the terms of this Plan.
3All decisions of the Committee shall be final, conclusive and binding upon the Company and the Participants (including beneficiaries of Awards).

AWARDS

Article 3
1Awards can only be granted to:
1Eligible Participants; and
2any other Person who has been extended an offer of employment or other service, as a result of which the Committee reasonably expects such Person to become an Eligible Participant within twelve months after the Grant Date, provided that Awards granted to any such Person shall be treated as Awards held by a Bad Leaver if and when he or she has not become an Eligible Participant within such twelve-month period.
2No Award is intended to confer any rights on the relevant Participant except as set forth in the applicable Award Agreement. In particular, no Award should be construed as giving any Participant the right to remain employed by or to continue to provide services for the Company or any Subsidiary.
3Awards shall be granted for no consideration or for such minimal cash consideration as may be required by applicable law.
4Awards may be granted alone or in addition or in tandem with any other Award and/or any award under any other plan of the Company or any Subsidiary. Awards granted in addition or in tandem with any other Award and/or any award under any other plan of the Company or any Subsidiary may be granted simultaneously or at different times.
5Each Award shall be evidenced by an Award Agreement entered into between the Company and the Participant concerned. Until an Award Agreement has been entered into between the Company and the relevant Participant, no rights can be derived from the Awards concerned by such Participant.
6Plan Shares, including Awards in the form of Shares of Restricted Stock, shall be delivered in such form(s) as may be determined by the Committee and shall be subject to such stop transfer orders and other restrictions as the Committee may deem required or advisable. Furthermore, the Committee may determine that certificates for such Shares shall bear an appropriate legend referring to the terms, conditions and restrictions applicable thereto.
7The terms and conditions applicable to Awards, including the time(s) when Awards vest in whole or in part and any applicable Performance Criteria, shall be set by the Committee and may vary between Awards and between Participants, as the Committee deems appropriate. The Committee may also determine whether and under which circumstances Awards shall be settled automatically upon vesting, without being exercised by the Participant.
8The term of an Award shall be determined by the Committee, but shall not exceed ten years from the applicable Grant Date. Unless determined otherwise by the Committee, if the exercise of an Award is prohibited by applicable law or the Company's insider trading policy on the last business day of the term of such Award, such term shall be extended for a period of one month following the end of such prohibition.
9Unless determined otherwise by the Committee, Awards cannot be transferred, pledged or otherwise encumbered, except by testament or hereditary law as a result of death of the Participant concerned.
10If, as a result of changes in applicable law, accounting principles or tax rules and regulations, or due to a variation of the composition of the Company's issued share capital (including a share split, reverse share split, redenomination of the nominal value, or as a result of a dividend or other distribution, reorganisation, acquisition, merger, demerger, business combination or other transaction involving the Company or a Subsidiary), an adjustment to this Plan, any Award Agreement and/or outstanding Awards is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, the Committee may adjust equitably any or all of:
1the number of Plan Shares available under this Plan;

2the number of Plan Shares underlying outstanding Awards; and/or
3the Exercise Price or other terms applicable to outstanding Awards.
11Any rights, payments and benefits under any Award shall be subject to repayment and/or recoupment by the Company in accordance with applicable law, stock exchange rules and such policies and procedures as the Company may adopt from time to time.
12The Company may withhold from any outstanding Award, any payment, issuance or transfer to be made under such Award, or any other compensation or amount owed by the Company to the Participant holding such Award, an amount (in cash, in assets, in the form of Shares or other Awards, or a combination thereof) equal to the withholding taxes and other costs due, or to be withheld, by the Company or any Subsidiary in respect of the grant, exercise or settlement of such Award.

TYPES OF AWARDS

Article 4
4.1	The Committee may grant Awards in the form of Options, SARs, Shares of Restricted Stock, RSUs, Other Awards or a combination of the foregoing. Options granted to individuals who are either United States residents or United States taxpayers may be granted as Incentive Stock Options or Nonstatutory Stock Options, as defined and specified in Annex B.
4.2	Upon the exercise or settlement of vested Options, the Company shall be obliged to deliver to the Participant concerned (or the beneficiary of such Options, as applicable), the Plan Shares underlying such Options (unless otherwise set forth in the Award Agreement).
4.3	Upon the exercise or settlement of vested SARs, the Company shall be obliged to pay to the Participant concerned (or the beneficiary of such SARs, as applicable) an amount equal to the number of Plan Shares underlying such SARs multiplied by the excess, if any, of the FMV of one Share on the applicable Exercise Date over the applicable Exercise Price. The Company may satisfy such payment obligation in cash, in assets, in the form of Shares valued at FMV, or a combination thereof, at the discretion of the Committee.
4.4	The exercise by a Participant of his or her rights attached to Shares of Restricted Stock shall be subject to such restrictions as the Committee may impose, including with respect to voting rights and the right to receive dividends or other distributions made by the Company. Upon the vesting of Shares of Restricted Stock, any such restrictions and conditions shall lapse with respect to those Shares. If an Award in the form of Shares of Restricted Stock is cancelled or otherwise terminated, the Participant shall be obliged to transfer all of his or her unvested Shares of Restricted Stock to the Company promptly and for no consideration.
4.5	Upon the exercise or settlement of vested RSUs, the Company shall be obliged to pay to the Participant concerned (or the beneficiary of such RSUs, as applicable) an amount equal to the number of Plan Shares underlying such RSUs multiplied by the FMV of one Share on the applicable Exercise Date. The Company may satisfy such payment obligation in cash, in assets, in the form of Shares valued at FMV, or a combination thereof, at the discretion of the Committee (unless otherwise set forth in the Award Agreement).
4.6	The Committee may determine that a Participant holding one or more RSUs is entitled to receive dividends and other distributions made by the Company on the Shares, as if such Participant held the Plan Shares underlying such RSUs. The Committee may impose restrictions with respect to such entitlement.

PERFORMANCE CRITERIA

5
1The Committee may condition the right of a Participant to exercise one or more of his or her Awards, and the timing thereof, upon the achievement or satisfaction of such Performance Criteria as may be determined by the Committee, within periods specified by the Committee.
2If an Award is subject to Performance Criteria which must be achieved or satisfied within a period specified by the Committee for that purpose, such Award can only be exercised or settled at or after the end of that period.
3Performance Criteria may be measured on an absolute or relative basis and may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries and/or business segments. Relative performance may be measured against a group of peer companies determined by the Committee, financial market indices and/or other objective and quantifiable indices. Performance Criteria may relate to performance by the Company and/or by the Participant concerned.
4If the Committee determines that a change in the business, operations, group structure or capital structure of the Company, or other events or circumstances, render certain Performance Criteria applicable to outstanding Awards unsuitable or inappropriate, the Committee may amend or waive such Performance Criteria, in whole or in part, as the Committee deems appropriate.

PLAN SHARES AVAILABLE FOR AWARDS

Article 6
1Subject to Articles 4.10 and 7.2, the Plan Shares underlying Awards which are not Replacement Awards, irrespective of whether such Awards have been exercised or settled, may not represent more than  2,535,226 Shares, provided that this number shall be increased annually increase on January 1 of each calendar year, beginning in 2022 and ending in 2031, equal to 4% of the Company's issued share capital on the final day of the immediately preceding calendar year (or such smaller number as may be determined by the Board, which number may also be nil).
2Plan Shares underlying Awards, except for Replacement Awards, which expire, which are cancelled or otherwise terminated, or which are exercised or settled in cash or assets in lieu of Plan Shares, shall again be available under this Plan and shall not be counted towards the limit imposed by Article 7.1.

VESTING, EXERCISE AND SETTLEMENT

7

1Each Award Agreement shall contain the vesting schedule and, where relevant, delivery schedule (which may include deferred delivery later than the vesting dates) for the relevant Awards.
2Only vested Awards may be exercised or settled in accordance with their terms. An Award can only be exercised (to the extent it is not settled automatically) by or on behalf of the Participant holding such Award.
3An Award can only be exercised through the use of an electronic system or platform to be designated by the Committee (if and when such system or platform has been set up by the Company), or otherwise by delivering written notice to the Company in a form approved by the Committee.
4Subject to Article 9.1, the Committee shall determine the Exercise Price, provided that the Exercise Price for an Award which can be exercised or settled in the form of Plan Shares shall not be less than the aggregate nominal value of such Plan Shares.
5Upon the exercise of an Award, the applicable Exercise Price must immediately be paid in cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Committee, subject to applicable law, may allow such Exercise Price to be satisfied on a cashless or net settlement basis, applying any of the following methods (or a combination thereof):
1by means of an immediate sale by or on behalf of the relevant Participant of part of the Plan Shares underlying the Award being exercised, with sale proceeds equal to the Exercise Price being remitted to the Company and any remaining net sale proceeds (less applicable costs, if any) being paid to such Participant;
2by means of the relevant Participant forfeiting his or her entitlement to receive part of the Plan Shares underlying the Award being exercised at FMV on the Exercise Date and charging the aggregate nominal value of the remaining Plan Shares underlying such Award against the Company's reserves;
3by means of the relevant Participant surrendering his or her entitlement to receive part of the Plan Shares underlying the Award being exercised at FMV on the Exercise Date, against the Company becoming due an equivalent amount to such Participant and setting off that obligation against the Company's receivable with respect to payment of the applicable Exercise Price; or
4by means of the relevant Participant surrendering and transferring Shares to the Company (which may include Plan Shares underlying the Award being exercised) at FMV on the Exercise Date.
6The Company may withhold from any Award granted or any payment due or transfer made under any Award (or under the Plan generally) or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other Awards, other property, net settlement or any combination thereof) of applicable wage or withholding taxes due in respect of an Award, its exercise or settlement or any payment or transfer under such Award (or under the Plan generally) and to take such other action, including providing for elective payment of such amounts in cash or Shares by the Participant, as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes. In addition, the Company may cause the sale by or on behalf of the relevant Participant of part of the Plan Shares underlying any Award being exercised or settled, with sale proceeds equal to the applicable wage or withholding taxes being remitted to the Company and any remaining net sale proceeds (less applicable costs, if any) being paid to such Participant.
7When an Award is exercised or settled in the form of Plan Shares, the Company shall, at the discretion of the Committee, subject to applicable law and the Company's insider trading policy:
1issue new Plan Shares to the relevant Participant; or
2transfer existing Plan Shares held by the Company to the relevant Participant,

provided, in each case, that Plan Shares may be delivered in the form of book-entry securities representing those Plan Shares (or beneficial ownership of those Plan Shares entitling the holder to exercise or direct the exercise of voting rights attached thereto) credited to the securities account designated by the relevant Participant. Furthermore, Plan Shares may be delivered as described in the previous sentence to a Person designated by the relevant Participant, with the prior approval of the Committee, as beneficiary of his or her Award.

8If an Award is exercised or settled in the form of Plan Shares and such Award does not relate to a whole number of Plan Shares, the number of Plan Shares underlying such Award shall be rounded down to the nearest integer.

PRICING RESTRICTIONS FOR OPTIONS AND SARS

Article 8
1Except for Replacement Awards, the Exercise Price for an Option or SAR shall not be less than the higher of:
1the FMV of a Plan Share on the applicable Grant Date and, in case of a SAR being granted in connection with an Option, on the Grant Date of such Option; or
2the nominal value of a Plan Share.
2Except as provided in Article 4.10, the Committee may not, without prior approval of the General Meeting, seek to effect any re-pricing of any outstanding "underwater" Option or SAR by:
1amending or modifying the terms of such Award to lower the Exercise Price;
2cancelling such Award and granting in exchange either (i) replacement Options or SARs having a lower Exercise Price, or (ii) Restricted Stock, RSUs or Other Awards; or
3cancelling or repurchasing such Award for cash, assets or other securities.
3Options and SARs will be considered to be "underwater" within the meaning of Article 9.2 at any time when the FMV of the Plan Shares underlying such Awards is less than the applicable Exercise Price.

U.S. PARTICIPANTS

Article 9
9.1	With respect to any Award subject to Section 409A IRC and Section 457A IRC, this Plan and the applicable Award Agreement are intended to comply with the requirements of Section 409A IRC and Section 457A IRC, the provisions of this Plan and such Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A IRC and Section 457A IRC, and this Plan shall be operated accordingly. If any provision of this Plan or any term or condition of any Award subject to Section 409A IRC and Section 457A IRC would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.
9.2	Notwithstanding any provision of this Plan to the contrary or any Award Agreement, a termination of employment shall not deemed to have occurred for purposes of any provision of an Award that is subject to Section 409A IRC providing for payment upon or following a termination of a Participant's employment unless such termination is also a "separation from service" and, for purposes of any such provision of such Award, references to a "termination", "termination of employment" or like terms shall mean "separation from service".
9.3	No Awards will be eligible for the payment of dividends or dividend equivalents, to the extent such Option or SAR is subject to Section 409A IRC and Section 457A IRC.
9.4	If all or part of any payments made, or other benefits conferred, under any Award subject to Section 409A IRC constitutes deferred compensation for purposes of Section 409A IRC as a result of a "separation from service" of the relevant Participant (other than due to his or her death) within the meaning of Section 409A IRC while such Participant is a "specified employee" under Section 409A IRC, then such payment or benefit shall not be made or conferred until six months and one business day have elapsed after the date of such "separation from service", except as permitted under Section 409A IRC.
9.5	If an Award subject to Section 409A IRC includes a "series of installment payments" within the meaning of Section 1.409A-2(b)(2)(iii) of the United States Treasury Regulations, the right of the relevant Participant to such series of instalment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if such an Award includes "dividend equivalents" within the meaning of Section 1.409A-3(e) of the United States Treasury Regulations, the right of the relevant Participant to such dividend equivalents shall be treated separately from the right to other amounts or other benefits under such Award.
9.6	For any Award subject to Section 409A IRC or Section 457A IRC that provides for accelerated distribution on a Change of Control of amounts that constitute "deferred compensation" as defined in Section 409A IRC and Section 457A IRC, if the event that constitutes such Change of Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company's assets (in either case, as defined in Section 409A IRC), such amount shall not be distributed on such Change of Control but instead shall vest as of the date of such Change of Control and shall be paid on the scheduled payment date specified in the applicable Award Agreement, except to the extent that earlier distribution would not result in the relevant Participant incurring any additional tax, penalty, interest or other expense under Section 409A IRC and Section 457A IRC.

9.7	Notwithstanding the foregoing in this Article 10, the tax treatment of the benefits provided under this Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a U.S. Participant on account of non-compliance with Section 409A IRC and Section 457A IRC.
9.8	Notwithstanding any provision of this Plan to the contrary or any Award Agreement, in the event the Committee determines that any Award may be subject to Section 409A IRC or Section 457A IRC, the Committee may adopt such amendments to this Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determined are necessary or appropriate to:
1.	exempt the Award from Section 409A IRC or Section 457A IRC and/or preserve the intended tax treatment of the benefits provided with respect to the Award; or
2.	comply with the requirements of Section 409A IRC or Section 457A IRC and thereby avoid the application of any adverse tax consequences under such Sections.

LEAVER

Article 10
10.1	If a Participant becomes a Good Leaver, unless otherwise determined by the Committee or set forth in an Award Agreement:
1.	all vested Awards that have not yet been exercised or settled must be exercised or settled in accordance with their terms within a period specified by the Committee and, if such Awards are not exercised or (through no fault of the Participant concerned) not settled within such period, they shall be cancelled automatically without compensation for the loss of such Awards; and
2.	all unvested Awards of such Participant shall be cancelled automatically without compensation for the loss of such Awards, unless the Committee decides otherwise.
10.2	If a Participant becomes a Bad Leaver, all vested Awards of such Participant which have not been exercised or settled, as well as all unvested Awards of such Participant, shall be cancelled automatically without compensation for the loss of such Awards.

CHANGE OF CONTROL

Article 11
11.1	If long-term incentive awards are granted in assumption of, or in substitution or exchange for, outstanding Awards in connection with a Change of Control and the Committee has determined that such awards are sufficiently equivalent to the outstanding Awards concerned, then such outstanding Awards shall be cancelled and terminated upon the replacement awards being granted to the Participants concerned.
11.2	If, in connection with a Change of Control, outstanding Awards are not replaced by long-term incentive awards as described in Article 12.1, or are replaced by long-term incentive awards which the Committee does not consider to be sufficiently equivalent to such outstanding Awards, then such Awards shall immediately vest and, where relevant, settle in full, unless the Committee decides otherwise.
11.3	For purposes of this Article 12, awards shall not be considered to be "sufficiently equivalent" to outstanding Awards, if the underlying securities are not widely held and publicly traded on a regulated national stock exchange.

LOCK-UP

Article 12
12.1	In connection with any registration of the Company's securities under United States securities laws, to the extent requested by the Company or the underwriters managing any offering of the Company's securities, and except as otherwise approved by the Committee or pursuant to any exceptions approved by such underwriters, Shares acquired by a Participant pursuant to the issuance, vesting, exercise or settlement of any Award may not be sold, transferred, or otherwise disposed of prior to such period following the effective date of such registration as designated by such underwriters, not to exceed 180 days following such registration.
12.2	The Company may impose stop-transfer instructions with respect to the Shares subject to the restriction stipulated by Article 13.1 until the end of the lock-up period referred to in that provision.

DATA PROTECTION

Article 13
13.1	The Company may process personal data relating to the Participants in connection with the administration and operation of this Plan. The personal data of the Participants which may be processed in this respect may include a copy of an identification document, contact details and bank and securities account numbers. Each Participant's personal data shall be stored by the Company for such time period as is necessary to administer such Participant's participation in the Plan or as otherwise permitted under applicable law.
13.2	Each Participant's personal data shall be handled by the Company in a proper and careful manner in accordance with applicable law, including the General Data Protection Regulation (GDPR) and the rules and regulations promulgated pursuant thereto. Participants have the right to lodge complaints with an applicable supervisory authority regarding the Company's processing of personal data pursuant to this Plan.
13.3	The Company shall implement technical and organisational measures designed to protect personal data processed pursuant to Article 14.1. Personnel or third parties that have access to such personal data shall be bound by confidentiality obligations.
13.4	The Company shall abide by any statutory rights the Participants may have regarding their respective personal data processed pursuant to Article 14.1, which includes the right to access, rectification, erasure, restriction of processing, objection to processing and portability of such personal data.

13.5	In connection with the administration and operation of this Plan, the Company may transfer personal data processed pursuant to Article 14.1 to one or more third parties, provided that there is a legitimate interest in doing so. Where such third parties are located outside the European Economic Area in countries that are not considered to provide for an adequate level of data protection, the Company shall ensure that sufficient data protection safeguards are put in place, failing which explicit consent for such transfer shall be obtained from the Participant(s) concerned.
13.6	The Company may establish one or more privacy policies providing further information on data protection and applying to the processing of personal data of the Participants by the Company in connection with the administration and operation of this Plan.

AMENDMENTS

Article 14
14.1	Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement, the Board may amend, supplement, suspend or terminate this Plan (or any portion thereof) pursuant to a resolution to that effect, provided that no such amendment, supplement, suspension or termination shall take effect without:
1.	approval of the General Meeting, if such approval is required by applicable law or stock exchange rules; and/or
2.	the consent of the affected Participant(s), if such action would materially and adversely affect the rights of such Participant(s) under any outstanding Award, except to the extent that any such amendment, supplement or termination is made to cause this Plan to comply with applicable law, stock exchange rules, accounting principles or tax rules and regulations.
14.2	Notwithstanding anything to the contrary in the Plan, the Committee may amend the Plan and/or any Award Agreement in such manner as may be necessary or desirable to enable the Plan and/or such Award Agreement to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local laws, rules and regulations to recognise differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimise the Company's obligation with respect to tax equalisation for Participants on assignments outside their home country.

GOVERNING LAW AND JURISDICTION

Article 15

This Plan shall be governed by and shall be construed in accordance with the laws of the Netherlands. Subject to Article 3.1 paragraph g., any dispute arising in connection with these rules shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

Annex A - Template Award Agreement

AWARD AGREEMENT

THIS AGREEMENT IS MADE ON [DATE] BETWEEN

1.	LAVA Therapeutics N.V., a public company with limited liability, having its corporate seat in Utrecht (address: Yalelaan 60, 3584 CM Utrecht, trade register number: 65335740) (the "Company"); and

2.	[details Participant] (the "Participant").

NOW HEREBY AGREE AS FOLLOWS

1.1	Capitalised terms used herein have the meanings ascribed thereto in the Company's long-term incentive plan (the "Plan").

1.2	In the event of a conflict among the provisions of the Plan, this agreement and/or any descriptive materials concerning the Award governed by this agreement provided to the Participant, the provisions of the Plan will prevail.

1.3	The Participant has been granted an Award on the terms and subject to the conditions set out in the Plan and below:
Form of Award	:	[number] [Options] [SARs] [Shares of Restricted Stock] [RSUs] [Other Awards] [Options qualify as Incentive Stock Options]
Grant Date	:	[date]
[Exercise Price]	:	[[FMV] [other price] per [Option] [SAR] [Share of Restricted Stock] [RSU] [Other Award]]
Automatic settlement	:	[Yes, on each vesting date] [No, exercised at the option of the Participant]
Expiration Date	:	[date]
Performance-based	:	[Yes, as specified below] [No]
Vesting schedule	:	Starting on [the Grant Date] [date], [percentage]% of the Award vests each anniversary of [the Grant Date] [such date][, subject to the applicable Performance Criteria specified below]
Delivery schedule	:	[Not applicable] [Within [one week] following each vesting date]
Good Leaver	:

In case of the Participant becoming a Good Leaver, all vested Awards that have not yet been exercised or settled must be exercised or settled in accordance with their terms within [period] after the Participant became a Good Leaver.

1.4	[The following Performance Criteria relating to the Company's performance apply with respect to this Award (determined on a consolidated basis):]

Criteria	Measure	Vesting percentage of time-vested [Options] [SARs] [Restricted Stock] [RSUs] [Other Awards]
		0%	20%	40%	60%	80%	100%
Adjusted EBITDA

Increase over financial year compared to prior financial year, determined as at the end of the financial year on the basis of the Company's [audited] [annual][last quarter] financial statements (in [basis points])

VWAP	Increase over financial year compared to prior financial year, determined as at the end of the financial year by reference to Bloomberg screens (in [USD])
EPS	Increase over financial year compared to prior financial year, determined as at the end of the financial year by reference to Bloomberg screens (in [USD])
Adjusted FCF	Increase over financial year compared to prior financial year, determined as at the end of the financial year by reference to Bloomberg screens (in [USD])
ROIC	Percentage for the financial year
RoE	Percentage for the financial year
Relative TSR	Percentage for the financial year
[Other metrics or targets]

1.5	[The following Performance Criteria relating to the Participant's performance apply with respect to this Award:]

Criteria	Measure	Vesting percentage of time-vested [Options] [SARs] [Restricted Stock] [RSUs]

		[Other Awards]
		0%	20%	40%	60%	80%	100%
Strategic initiatives	Percentage of following achievements/milestones, as determined by the Committee: [describe achievements/milestones]
CSR metrics	Percentage of following achievements/milestones, as determined by the Committee: [describe achievements/milestones]
[Other metrics or targets]

1.6	If the Participant is an Employee working or residing in the United Kingdom, this Award is granted under, and shall be subject to the terms of, the U.K. Addendum to the Plan. The Participant hereby expressly acknowledges and agree to the provisions of Articles 4 (No Employment Rights), 5 (Tax Matters) and 6 (Clawback).

1.7	The Participant grants an irrevocable power of attorney to the Company, with full right of substitution, to perform on the Participant's behalf all acts necessary for or conducive to the administration and operation of the Plan, including the following matters (in each case consistent with and subject to the terms of this Plan):
a.	delivery of Plan Shares underlying Awards upon the exercise or settlement of such Awards in accordance with their terms;
b.	effecting a cashless exercise of Awards; and
c.	effecting a cancellation, termination and/or transfer to the Company of Awards in case the Participant would become a Bad Leaver.

1.8	The power of attorney granted above also extends to the performance of acts of disposition (beschikkingshandelingen). The Company may act as counterparty of the Participant when acting under such power of attorney.

1.9	This agreement shall be governed by and shall be construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this agreement shall be resolved in accordance with the dispute resolution provisions of the Plan.

_____________________________

LAVA Therapeutics N.V.

Name:

Title:

_____________________________

[Participant]

Annex B - Addendum for U.S. Participants

1	Definitions

1.1	Except as otherwise defined below, capitalised terms used herein have the meanings ascribed thereto in the long-term incentive plan (the "Plan") of LAVA Therapeutics N.V. (the "Company").

1.2	In this addendum (the "U.S. Addendum"), the following words will have the meaning as defined below:

a.	"Code" means the U.S. Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder.

b.	"Disability" means the inability of a U.S. Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

c.	"Fair Market Value" means as of any date, the value of the Shares determined by the Board in compliance with Section 409A of the Code and, in the case of an Incentive Stock Option, in compliance with Section 422 of the Code.

d.	"Incentive Stock Option" or "ISO" means a stock option that is intended to be, and qualifies as, an incentive stock option within the meaning of Section 422 of the Code.

e.	"Nonstatutory Stock Option" or "NSO" means a stock option does not qualify as an Incentive Stock Option.

f.	"Option" means a Nonstatutory Stock Option or Incentive Stock Option issued under the U.S. Addendum.

g.	"Securities Act" means the U.S. Securities Act of 1933, as amended.

h.	"Subsidiary" means a corporation, whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each corporation other than the Company owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain, as provided in the definition of a "subsidiary corporation" contained in Section 424(f) of the Code.

i.	"U.S." means the United States of America.

j.	"U.S. Participant" means a Participant who is either a U.S. resident or a U.S. taxpayer.

2	Purpose and Applicability.

2.1	This U.S. Addendum applies to U.S. Participants. The purpose of the U.S. Addendum is to facilitate compliance with U.S. tax, securities and other applicable laws, and to facilitate the Company to issue Options to eligible U.S. Participants.

2.2	Except as otherwise provided by the U.S. Addendum, all Option grants made to U.S. Participants will be governed by the terms of the Plan, when read together with the U.S. Addendum. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of the U.S. Addendum and the Plan, the provisions of the U.S. Addendum will govern.

2.3	This Addendum is effective as of March 24, 2021 (the "Effective Date").

3	Additional Terms and Conditions Applicable to All Options Granted to U.S. Participants.

3.1	Form of Award Agreement. Any Award Agreement with U.S. Participants shall indicate if all or a portion of the Option is designated as an Incentive Stock Option.

3.2	Maximum Term of Options. No Option will be exercisable after the expiration of ten (10) years from the Grant Date, or such shorter period specified in the applicable Award Agreement.

3.3	Transferability of Options. A U.S. Participant may only transfer an Option if permitted by the Board. The Board may only permit transfer of the Option in a manner that is permitted by the Plan and is not prohibited by applicable U.S. tax and securities laws. The Board, in its sole discretion, may impose such limitations on the transferability of Options as the Board will determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options will apply:

a.	Restriction on Transfer. An Option will not be transferable except by will or by the laws of descent and distribution (or pursuant to paragraphs a. and b. below), and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. An Option may not be transferred for consideration.

b.	Domestic Relations Orders. Subject to the approval of the Board, an Option may be transferred pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulations Section 1.421-1(b)(2). If an Option is an Incentive Stock Option, such Option will be deemed to be a Nonstatutory Stock Option as a result of such transfer.

c.	Beneficiary Designation. Subject to the approval of the Board, a U.S. Participant may, by delivering written notice to the Company, in a form approved by the Company (or the designated broker), designate a third party who, on the death of the U.S. Participant, will thereafter be entitled to exercise the Option and receive the Plan Shares or other consideration resulting from such exercise. In the absence of such a designation, upon the death of the U.S. Participant, the executor or administrator of the U.S. Participant's estate will be entitled to exercise the Option and receive the Plan Shares or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws.

4	Provisions Applicable to Incentive Stock Options.

4.1	Eligible Recipients of ISOs. Incentive Stock Options may be granted only to employees of the Company or a Subsidiary.

4.2	Designation of ISO Status. The Board action approving the grant of an Option to a U.S. Participant, and the Award Agreement, must specify that the Option is intended to be an Incentive Stock Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option.

4.3	Maximum Shares Issuable On Exercise of ISOs. Subject to the adjustment provisions of Article 4.10 of the Plan, the maximum aggregate number of Plan Shares that may be issued upon the exercise of Incentive Stock Options is 7,600,000 Plan Shares.

4.4	Limits for 10% Shareholders. A person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares carrying more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any affiliate (as determined under Section 424 of the Code), will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the FMV on the Grant Date and the Option is not exercisable after the expiration of five (5) years from the Grant Date.

4.5	No Transfer. As provided by Section 422(b)(5) of the Code, an Incentive Stock Option will not be transferable except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the U.S. Participant only by the U.S. Participant. If the Board elects to allow the transfer of an Option by a U.S. Participant that is designated as an Incentive Stock Option, such transferred Option will automatically become a Nonstatutory Stock Option.

4.6	US $100,000 Limit. As provided by Section 422(d) of the Code and applicable regulations thereunder, to the extent that the aggregate FMV (determined on the Grant Date) of Plan Shares with respect to which Incentive Stock Options are exercisable for the first time by any

U.S. Participant during any calendar year (under all plans of the Company and any Subsidiary, including the Plan) exceeds USD 100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Award Agreement(s).

4.7	Post-Termination Exercise Period. To obtain the U.S. federal income tax advantages associated with an Incentive Stock Option, the U.S. Internal Revenue Code requires that at all times beginning on the Grant Date and ending on the day three (3) months before the date of exercise of the Option, the U.S. Participant must be an employee of the Company or a Subsidiary (except in the event of the U.S. Participant's death or Disability, in which case a 12-month period applies)). The Company cannot guarantee that the Option will be treated as an Incentive Stock Option if the U.S. Participant continues to provide services to the Company or a Subsidiary after such U.S. Participant's employment terminates or if the U.S. Participant otherwise exercises the Option more than three (3) months (or twelve (12) months, as the case may be) after the date his or her employment terminates, or the Option otherwise fails to qualify as an Incentive Stock Option.

5	Tax Matters

5.1	Tax Withholding Requirement. Prior to the delivery of any Plan Shares pursuant to the exercise of an Option, the Company will have the power and the right to deduct or withhold, or require a U.S. Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, local, non-U.S. or other taxes required to be withheld with respect to such Option.

5.2	Withholding Arrangements. The Company may, in its sole discretion, satisfy any U.S. federal, state, local, foreign or other tax withholding obligation relating to an Option by any of the following means or by a combination of such means: (i) causing the U.S. Participant to tender a cash payment; (ii) withholding Shares issued or otherwise issuable to the U.S. Participant in connection with the Option; or (iii) withholding payment from any amounts otherwise payable to the U.S. Participant.

5.3	No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to the U.S. Participant to advise such holder as to the time or manner of exercising the Option. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Option or a possible period in which the Option may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Option to the U.S. Participant.

6	Term, Amendment and Termination of the U.S. Addendum.

6.1	The Board may amend, suspend or terminate this U.S. Addendum at any time; provided that any amendment to the maximum aggregate number of Plan Shares that may be issued upon the exercise of Incentive Stock Options (as specified in Article 4.3 of this U.S. Addendum)

must also be approved by the General Meeting. Unless terminated sooner by the Board, the U.S. Addendum will terminate automatically upon the earliest of (i) 10 years after adoption of the U.S. Addendum by the Board, (ii) 10 years after approval of the U.S. Addendum by the General Meeting or (iii) the termination of the Plan. No Options may be granted under the U.S. Addendum while either the Plan or the U.S. Addendum is suspended or after the Plan or the U.S. Addendum is terminated.

6.2	If this U.S. Addendum is terminated, the provisions of this U.S. Addendum and any administrative guidelines, and other rules adopted by the Board and in force at the time of suspension or termination of this U.S. Addendum, will continue to apply to any outstanding Options as long as an Option issued pursuant to the U.S. Addendum remain outstanding.

6.3	No amendment, suspension or termination of the U.S. Addendum may materially adversely affect any Options granted previously to any U.S. Participant without the consent of the U.S. Participant.

Annex C - Addendum for U.K. Employees

1	Purpose and Applicability.

1.1	This addendum (the "U.K. Addendum") to the long-term incentive plan (the "Plan") of LAVA Therapeutics N.V. (the "Company") governs the grant of Awards to United Kingdom Employees, and has been adopted in accordance with Article 15.2 of the Plan. The U.K. Addendum incorporates all the provisions of the Plan except as modified in accordance with the provisions of this U.K. Addendum.

1.2	Awards granted pursuant to the U.K. Addendum are granted pursuant to an “employees’ share scheme” for the purposes of the (UK) Financial Services and Markets Act 2000.
1.3	Except as otherwise provided by the U.K. Addendum, all Option grants made to eligible U.K. Participants will be governed by the terms of the Plan, when read together with the U.K. Addendum. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of the U.K. Addendum and the Plan, the provisions of the U.K. Addendum will govern.

1.4	This Addendum is effective as of February 13, 2025.

2	Eligibility.

2.1	Article 4.1 shall not apply to Awards granted under the U.K. Addendum. Awards under the U.K. Addendum can only be granted to:
1Employees; and
2any other Person who has been extended an offer of employment, as a result of which the Committee reasonably expects such Person to become an Employee within twelve months after the Grant Date, provided that Awards granted to any such Person shall be treated as Awards held by a Bad Leaver if and when he or she has not become an Employee within such twelve-month period.
2.2	For the purposes of the U.K. Addendum, the following definition of an “Employee” shall replace the definition in the Plan:
7“Employee” means any individual employed directly by the Company or a Subsidiary thereof, provided that such Subsidiary is a subsidiary as defined in section 1159 of the (UK) Companies Act 2006, provided that service solely as a director or officer, or payment of a fee for such services, will not cause a director to be considered as an “Employee” for the purposes hereof.
3	Types of Awards.

Notwithstanding any provision to the contrary in the Plan, Awards granted under the U.K. Addendum shall be granted on the basis that they shall ordinarily be settled in Plan Shares.

4	No Employment Rights.

The grant of an Award will not form part of the Participant's entitlement to remuneration or benefits pursuant to their contract of employment nor does the existence of a contract of employment between a person and the Company or any Subsidiary give any right or expectation that an Award will be granted to them. The rights and obligations of a Participant under the terms of their contract of employment with the Company or any Subsidiary shall not be affected by the grant of an Award. A Participant waives all and any rights to compensation or damages under the Plan in consequence of the termination of the Participant's office or employment with the Company or a Subsidiary for any reason (including, without limitation, any breach of contract by their employer).

5	Tax Matters.

The following shall supplement Articles 4.12 and 8.6:

By accepting an Award, a Participant unconditionally and irrevocably agrees as a condition of their Award:

5.1	to place the Company in funds and indemnify the Company in respect of (A) all liability to U.K. income tax which the Company is liable to account for on behalf of the Participant directly to HM Revenue & Customs; (B) all liability to national insurance contributions which the Company is liable to account for on behalf of the Participant to HM Revenue & Customs (including secondary class 1 (employer's) national insurance contributions for which the Participant is liable and agrees to bear); and (C) all liability to national insurance contributions for which the Company is liable which arises as a consequence of or in connection with the vesting or exercise of the Award (the "UK Tax Liability"); or

5.2	to permit the Company to sell at the best price which it can reasonably obtain such number of Plan Shares allocated or allotted to the Participant following exercise or vesting (as the case may be) of their Award as will provide the Company with an amount equal to the UK Tax Liability; and to permit the Company to withhold an amount not exceeding the UK Tax Liability from any payment made to the Participant (including, but not limited to salary); and

5.3	if so required by the Company, and, to the extent permitted by law, to enter into a joint election or other arrangements under which the liability for all or part of such employer's national insurance contributions liability is transferred to the Participant; and

5.4	if so required by the Company, to enter into a joint election within Section 431 of (UK) Income Tax (Earnings and Pensions) Act 2003 ("ITEPA") in respect of computing any tax charge on the acquisition of “restricted securities” (as defined in Section 423 and 424 of ITEPA); and

5.5	to sign, promptly, all documents required by the Company to effect the terms of this Article.

References in this Article to “the Company” shall, if applicable, be construed as also referring to any Subsidiary.

6	Clawback.

6.1	By accepting an Award, a Participant acknowledges and agrees that Awards (including,

without limitation, any proceeds, gains, or other economic benefit actually or constructively received by that Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Plan Shares underlying the Award) shall be subject to the provisions of any clawback policy implemented by the Company, including, without limitation, any clawback policy adopted to comply with applicable laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder), as and to the extent set forth in such clawback policy or the Award Agreement.